U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

MDS Nordion, a division of MDS (Canada) Inc.
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(Last/ First/ Middle)

447 March Road
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(Street)

Ottawa, ON Canada K2K 1X8
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(City/ State/ Zip)

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2. Issuer Name and Ticker or Trading Symbol

Food Technology Service, Inc. ("VIFL")

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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4. Statement for Month/Day/Year

November 29, 2002

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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer - (Check all applicable)

[ ]	Director	[ X ]	10% Owner
[ ]	Officer (give title below)	[ ]	Other (specify below)

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7. Individual or Joint/Group Filing (Check applicable line)

[X] Form filed by one Reporting Person
[   ] Form filed by more than one Reporting Person*

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Table I -- Non-Derivative Securities Acquired, Disposed of,
or Beneficially Owned

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1. Title of Security (Instr. 3)	2. Transaction Date (mm/dd/yy)	2a. Deemed Execution Date, if any. (mm/dd/yy)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned Following Reported Transactions(s) (Instr. 3 and 4)	6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	Amount	(A) or (D)	Price

Common Stock	11/29/02		S		4,100	D	1.05		D
Common Stock	11/29/02		S		5,600	D	1.06		D
Common Stock	11/29/02		S		1,300	D	1.07		D
TOTALS					11,000			***5,017,449

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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (mm/dd/yy	3a. Deemed Execution Date, if any (mm/dd/yy)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr 3, 4 and 5)		6. Date Exercisable and Expiration Date (mm/dd/yy)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned Following Reported Transaction/s (Instr. 4)	10. Ownership Form of Derivative Securities Beneficially Owned at End of Month	11. Nature of Indirect beneficial ownership (Instr. 4)
				code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares

Explanation of Responses:
*** Includes 1,310,468 shares underlying convertible debt determined at the close of trading on the transaction date. Debt is not convertible at a fixed price.

/s/ David L. Nicholds **Signature of Reporting Person	December 2, 2002 Date
David L. Nicholds, Vice President, General Counsel & Corporate Secretary

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.